Exhibit 99.1

TRANSCRIPTION

Company:	Keypath Education International, Inc.

Date/Time:	May 24, 2024 at 10:30 a.m. Australian Eastern Standard Time

Subject:	Q3 FY24 Results Investor Briefing

Duration:	18 Minutes

Reservation Number:	10038150

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Operator:	Thank you for standing by and welcome to the Keypath Education International Q3 FY24 Results Investor Briefing. All participants are in a listen only mode. There will be a presentation followed by a question and answer session. If you wish to ask a question, you will need to press the star key followed by the number one on your telephone keypad. I would now like to hand the conference over to Mr. Steve Fireng, Founder and Global CEO. Please go ahead.

Steve Fireng:	Well, thank you very much. Welcome to the Keypath Education Results Presentation for our third quarter fiscal year 2024 results. I am Steve Fireng, Founder and Global CEO. With me today is Diana Eilert, Keypath’s chair, who will take you through the recommendation offer from Sterling, our main shareholder, to buy securities of the unaffiliated stockholders of Keypath, which we also announced earlier today.

Let me first remind you that today’s call and remarks made today include forward-looking statements. These statements are based on assumptions and contingencies that are subject to change without notice and are not guarantees of future performance. They involve known and unknown risks, uncertainty, and other important factors, many of which are beyond the control of Keypath, its directors, and management.

These risks and uncertainties include, but are not limited to, those factors identified in Keypath’s periodic and continuous disclosure announcements lodged with the ASX, in its general form of registration of securities on Form 10 and in filings with the SEC. Except as expressly required by applicable security laws, Keypath undertakes no obligation to update those factors or any forward-looking statements to reflect future events, developments, or changed circumstances, or for any other reason.

In addition, today’s remarks refer to non-GAAP financial measures, which are intended to supplement but not substitute for the most directly comparable GAAP measures. The investor presentation that accompanies today’s call contains financial and other quantitative information to be discussed today, as well as the reconciliation of the GAAP to non-GAAP measures and is available within our investor relations page of Keypath’s website. Now, a quick overview of our Q3 FY24 results, and I’m going to start on slide 10.

We’re very pleased with our Q3 results both operationally and financial performance. We saw enrollments grow 6% driven by our strategic focus on healthcare vertical and the APAC market. This was despite our partner count having a net reduction of three partners primarily as a result of our previously discussed exit from Canada and UK markets, and transitioning non-healthcare programs and the US partners that offered those programs.

Revenue grew 14% year-over-year on a constant currency basis. We believe this further validates our continued healthcare focus and APAC strategy. Contribution margin increased 66% year-over-year to 27.2 million, or a margin of 26.5%. If we normalize contribution margin for the impact of transition programs, it improved to 23.3% versus 17.9% in the prior corresponding period. Q3 year-to-date adjusted EBITDA was positive 2.7 million and improved by 10.5 million year-over-year. On a constant currency basis, our adjusted EBITDA was 3.1 million.

As a result of our performance on the top and bottom line, we have recorded approximately 1.5 million of incremental bonus expense in FY24 that will not reoccur in FY25. We ended third quarter fiscal year 2024 with 41.2 million of cash on hand. When adjusted for one-time cash spend of approximately 1.2 million in the quarter, associated with the previously discussed SEC registration, we generated 700,000 of cash in the quarter versus a burn of 14.7 million in Q3, fiscal 2023.

On a year-to-date basis after adjusting 2.2 million of one-time SEC registration spend, overall year-to-date cash burn was 3.4 million. This further supports that we’re approaching our overall cash flow break even in the near term and continue to be expected to be fully funded through cash flow break even.

As mentioned earlier, our contribution margin reflects the large recent vintages progressing through our unit economic model to maturity. We expect these vintages to each reach steady state revenue of 25 to 35 million. Adjusted EBITDA improvements reflect our continued growth, strategic focus, cost efficiency and leverage, and the impact of previously disclosed transition programs. One demonstration of that is our investment of 3.7 million in the quarter into new larger vintages, which was approximately 8% lower than third quarter of fiscal year 2023.

Net cash provided operating activities in the third quarter of 1.4 million, reflecting the timing of collection, employee costs, and direct marketing required to procure, develop, and manage new programs ahead of our launches. Q1 and Q3 are typically lower cash receipt quarters as our largest student starts are in these quarters with a relatively high cash outflow versus cash inflow. Quarterly cash flow is also impacted by the timing of launches and therefore spending on new programs. The use of cash in the quarter was expected and is in line with our plan for a full year.

Now, let’s turn to our outlook. We are positioned as a leading, growing online education company profitable on an online and ongoing basis. Driven by these results, we are raising FY24 revenue guidance range to 137 to 139 million and raising our FY24 adjusted EBITDA guidance range to positive 2 to 4 million, and expect continued improvements in positive adjusted EBITDA into FY25.

As previously disclosed, guidance includes revenue and adjusted EBITDA from transition programs. FY24 is expected to have US 8.4 million of revenue, and 4.7 million of adjusted EBITDA including the 1.9 million of adjusted additional bonus expense contributed by transition programs. There will also be some impact on FY25. However, FY25 impact is expected to be at a lower level than FY24.

Operator:	Thank you. If you wish to ask a question, please press star one on your telephone and wait for your name to be announced. If you wish to cancel your request, please press star two. If you’re on a speakerphone, please pick up the handset to ask your question. Once again, that is star one if you would like to ask a question. We’ll now pause a moment to allow for any questions to register.

Thank you. There are no questions at this time. That does conclude our conference for today. Thank you for participating. You may now disconnect.

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